CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS RECORD THIRD QUARTER RESULTS
Company Reports Growth in Sales of 21% and Income(1) of 18%
BLOOMFIELD HILLS, Michigan, October 25, 2012 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended September 30, 2012. The Company reported record third quarter net sales from continuing operations of $335.9 million, an increase of 21.0% compared to third quarter 2011. Third quarter 2012 diluted earnings per share from continuing operations attributable to TriMas Corporation was $0.47, as compared to $0.49 during third quarter 2011. Excluding Special Items(1), third quarter 2012 diluted earnings per share from continuing operations would have been $0.51, a 4.1% improvement from third quarter 2011.
TriMas Highlights

•
Reported record third quarter net sales of $335.9 million, an increase of 21.0% as compared to third quarter 2011, due to the successful execution of numerous growth initiatives and results from bolt-on acquisitions.

•
Improved income from continuing operations(1) by 18.3%, excluding the impact of Special Items, compared to third quarter 2011. Improved diluted earnings per share,(1) while absorbing incremental costs related to several acquisitions and approximately 13% higher weighted average shares outstanding for third quarter 2012, as compared to third quarter 2011.

•
Amended credit facilities to reduce borrowing rates, extend maturities and enhance liquidity and capital structure flexibility to best position the Company for future growth with significantly reduced borrowing costs.

•	Continued to invest in a flexible manufacturing footprint to optimize manufacturing costs long-term, increase capacity, enhance customer service and drive future growth.

•	Expanded geographic reach and related sales in faster growing end markets including China, Thailand, Brazil, South Africa, Australia and New Zealand.

"Our record third quarter sales demonstrates we are successfully executing on our growth strategies," said David Wathen, TriMas President and Chief Executive Officer. "We achieved sales growth of 21.0% during the third quarter, resulting from our bolt-on acquisitions, product innovation, market share gains and geographic expansion. In the midst of an uncertain global economic environment, we identify the bright spots where we believe we can capture growth for our businesses. We are making careful decisions to accelerate growth programs that are working, as we capitalize on opportunities that will drive long-term stakeholder value, while still mitigating and controlling risks."

"Our ongoing productivity and lean programs continue to generate savings that provide a source of funding for our growth initiatives," Wathen stated. "We are investing for the future as we expand our footprint to not only reduce our costs, but also secure additional business and better serve our global customers. While increasing investments in our businesses and absorbing costs related to several acquisitions, we generated $20.1 million in income from continuing operations(1), a 18.3% improvement from third quarter 2011, and $0.51 in diluted earnings per share(1). We believe that the consistent, positive performance we have achieved is the mark of leading businesses, solid plans and a great team."

Wathen continued, "We also significantly improved our capital structure. Following our May equity offering which enabled us to accelerate the pace of our initiatives, we recently refinanced our debt, significantly lowering our annual cash interest costs, extending our credit facility maturities and enhancing our liquidity and capital structure flexibility. We are committed to continuous improvement in all we do, including continued focus on debt and leverage ratio reductions and strong cash flow generation."

"Looking forward, we continue to expect economic uncertainty and choppy end market demand. Based on our results to date and current expectations, we are increasing our 2012 top-line growth estimate to be between 15% to 17%

compared to 2011. We reaffirm our full-year 2012 diluted earnings per share outlook range of $1.75 to $1.85 per share, excluding Special Items(1), despite the increase in share count and absorption of acquisition-related costs and decisions to accelerate growth initiatives. We are confident in our ability to grow the top-line faster than the economy, create sustainable operating leverage and generate strong cash flow," Wathen concluded.

Third Quarter Financial Results - From Continuing Operations

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TriMas reported record third quarter net sales of $335.9 million, an increase of 21.0% as compared to $277.7 million in third quarter 2011. During third quarter, net sales increased in all six reportable segments, primarily as a result of additional sales from bolt-on acquisitions, market share gains, new product introductions and geographic expansion as compared to third quarter 2011. The net sales increase was partially offset by approximately $2.7 million of unfavorable currency exchange, primarily in our Packaging, Energy and Cequent Asia Pacific segments.

•
The Company reported operating profit of $36.6 million in third quarter 2012. Excluding Special Items(1) related to facility consolidation and relocation projects within the Cequent segments, third quarter 2012 operating profit would have been $38.7 million, as compared to $35.8 million during third quarter 2011, primarily as a result of higher sales levels. Third quarter 2012 operating profit margin was impacted by a less favorable product sales mix, costs related to recent acquisitions including purchase accounting related adjustments, and higher costs associated with our global growth initiatives. The Company continued to generate significant savings from capital investments, productivity projects and Lean initiatives, which funded growth initiatives and offset economic cost increases.

•
Excluding noncontrolling interests related to Arminak & Associates, third quarter 2012 income from continuing operations was $18.7 million, or $0.47 per diluted share, compared to income from continuing operations of $17.0 million, or $0.49 per diluted share, during third quarter 2011. Excluding Special Items(1), third quarter 2012 income from continuing operations would have been $20.1 million, an improvement of 18.3%, and diluted earnings per share would have been $0.51, a 4.1% improvement from third quarter 2011.

•
The Company reported Free Cash Flow (defined as Cash Flow from Operating Activities less Capital Expenditures) of $10.5 million for third quarter 2012, compared to $30.7 million in third quarter 2011. The Company expects to generate between $30 million and $40 million in Free Cash Flow for 2012, while increasing its capital expenditures and working capital investments in acquisitions and future growth and productivity programs.

Financial Position
As of September 30, 2012, TriMas reported total indebtedness of $430.0 million, as compared to $469.9 million as of December 31, 2011. TriMas ended the third quarter with $217.2 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.

On October 11, 2012, the Company announced the closing of its amended and restated credit facilities. The amended and restated credit facilities are comprised of a $250 million Senior Secured Revolving Credit facility, a $200 million Senior Secured Term Loan A facility and a $200 million Senior Secured Term Loan B facility. As a result of the refinance and a reduction in borrowing rates, the Company significantly lowered its future annual cash interest costs, extended credit facility maturities and enhanced liquidity and capital structure flexibility. Proceeds from the borrowings under the amended and restated facilities were used to refinance the Company's existing $125 million Senior Secured Revolving Credit Facility and $225 million Senior Secured Term Loan B and to pay related fees and expenses. In addition, $176.5 million aggregate principal amount of the Company's 9.75% Senior Secured Notes due 2017 have been tendered and retired. TriMas intends to redeem all of the remaining outstanding Notes not tendered in the tender offer. As a result, no Notes will remain outstanding following the redemption.

Business Segment Results - From Continuing Operations(2)
Packaging - (Consists of Rieke Corporation including Arminak & Associates, Innovative Molding and the foreign subsidiaries of Englass, Rieke Germany, Rieke Italia and Rieke China)
Net sales for third quarter increased 67.6% compared to the year ago period primarily as a result of the acquisitions of Arminak in February 2012 and Innovative Molding in August 2011. Specialty systems product sales unrelated to the acquisitions also increased due to additional demand from North American dispensing customers. In addition, sales of industrial closures, rings and levers increased, as an increase in North American sales more than offset a decline in European sales resulting from weak economic conditions. These increases in sales were partially offset by the impact of unfavorable currency exchange. Operating profit and the related margin percentage for the quarter increased primarily due to higher sales levels as a result of the acquisitions, savings from ongoing productivity initiatives and the recognition of a previously deferred gain relating to the segment's post-retirement benefit plan, partially offset by a less favorable product sales mix and higher selling, general and administrative costs. The Company continues to develop specialty dispensing and closure applications for growing end markets, including personal care, cosmetic, pharmaceutical, nutrition and food/beverage, and expand into complementary products.
Energy - (Consists of Lamons including South Texas Bolt & Fitting and CIFAL)
Third quarter net sales increased 6.5% compared to the year ago period due to continued market share gains within the highly-engineered bolt product line, the acquisition of CIFAL in Brazil in July 2012 and additional sales generated by newer branches. Third quarter operating profit and the related margin percentage decreased primarily due to costs related to the acquisition, including purchase accounting adjustments, increased sales at newer branches, which typically have lower margins due to more aggressive market pricing and additional launch costs, and higher selling, general and administrative costs in support of branch expansion. The Company continues to grow its sales and service branch network in support of its global customers.
Aerospace & Defense - (Consists of Monogram Aerospace Fasteners and NI Industries)
Net sales for the third quarter increased 2.4% compared to the year ago period primarily due to improved demand for blind bolts and temporary fasteners from aerospace distribution customers resulting from new programs with airplane frame manufacturers, the recent introduction of new products and sales growth in China. This sales increase was partially offset by lower sales in the defense business related to decreased activity associated with managing the relocation to and establishment of the U.S. Army's new defense facility, which is now in the final stages of completion. Third quarter operating profit and the related margin percentage increased primarily due to the fact the aerospace product sales comprised a larger percentage of the total sales for this segment, with aerospace products yielding significantly higher margins than the defense business, as well as lower selling, general and administrative expenses. The Company continues to invest in this segment by developing and marketing highly-engineered products for aerospace applications, as well as bidding on new projects for defense customers.
Engineered Components - (Consists of Arrow Engine and Norris Cylinder)
Third quarter net sales increased 12.8% compared to the year ago period primarily due to improved demand for engines, gas compression products and other well site content related to increased levels of oil drilling activity as compared to 2011, and the successful introduction of additional products for the well-site. Sales of industrial cylinders also increased primarily due to continued market share gains. Third quarter operating profit and the related margin percentage decreased compared to the prior year period primarily due to a less favorable product sales mix and lower fixed cost absorption in the engine business. The Company continues to develop new products and expand its international sales efforts.
Cequent Asia Pacific - (Consists of Cequent operations in Australia, New Zealand, Thailand and South Africa)
Net sales for third quarter increased 44.0% compared to the year ago period, due to new business awards in Thailand, the July 2012 acquisition of New Zealand-based Trail Com and the fourth quarter 2011 acquisition in South Africa, as well as additional demand aided by improved consumer spending and increased vehicle availability, partially offset by the unfavorable impact of currency exchange. Third quarter operating profit and the related margin percentage decreased primarily as the profit earned on the higher sales levels was offset by acquisition-related costs and purchase accounting adjustments, manufacturing inefficiencies associated with the new facility and wind-down of the two former manufacturing facilities, and a recovery of tooling costs in third quarter 2011 that did not recur in third quarter 2012. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions to capitalize on growth opportunities in new markets.
Cequent Americas - (Consists of Cequent Performance Products and Cequent Consumer Products)
The Company renamed the "Cequent North America" segment to "Cequent Americas" effective third quarter 2012 to more appropriately reflect the expanding geography covered by the businesses in this segment.
Net sales for third quarter increased 6.7% compared to the year ago period, resulting primarily from increased sales within the original equipment and retail channels. Sales increases were the result of newer product launches and continued market share gains. Third quarter operating profit increased compared to the prior year period as a result of higher sales levels, excluding the costs incurred related to the relocation of certain production to a lower cost country. Third quarter operating profit margin declined slightly primarily due to an increase in selling, general and administrative expenses in support of an acquisition in Brazil and other growth initiatives, and a less favorable product sales mix. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions and new products for increased market share in the United States and faster growing markets.

2012 Outlook
The Company provided updated expectations for full-year 2012 and raised its 2012 sales outlook from an increase of 10% to 14% to a range of 15% to 17% compared to 2011. The Company reaffirmed its 2012 diluted earnings per share (EPS) from continuing operations range to be between $1.75 and $1.85 per share, excluding any events that may be considered Special Items. In addition, the Company expects 2012 Free Cash Flow, defined as Cash Flow from Operating Activities less Capital Expenditures, to be between $30 million and $40 million.
Conference Call Information
TriMas Corporation will host its third quarter 2012 earnings conference call today, Thursday, October 25, 2012, at 10:00 a.m. ET. The call-in number is (888) 430-8705. Participants should request to be connected to the TriMas Corporation third quarter 2012 earnings conference call (Conference ID #4056170). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #4056170) beginning October 25, 2012 at 3:00 p.m. ET through November 1, 2012 at 3:00 p.m. ET.
Cautionary Notice Regarding Forward-looking Statements
Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's substantial leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found at the end of this this release. Additional information is available at www.trimascorp.com under the “Investors” section.
About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent Americas. TriMas has approximately 4,500 employees at more than 60 different facilities in 17 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I provides income and diluted earnings per share from continuing operations attributable to TriMas Corporation. The Company presents income from continuing operations and diluted earnings per share from continuing operations attributable to TriMas Corporation and operating profit excluding certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the most directly comparable measures under GAAP, but that management considers important in evaluating the Company's or a segment's operating performance, as applicable, including the quality of operating results. Management also believes the exclusion of these Special Items facilitates the comparison of the Company's core business operations. A reconciliation of these non-GAAP numbers can be found elsewhere in this release, including in Appendix I.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see Appendix “Company and Business Segment Financial Information - Continuing Operations.”

TriMas Corporation
Condensed Consolidated Balance Sheet
(Unaudited - dollars in thousands)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$26,090	$88,920
Receivables, net	185,040	135,610
Inventories	220,450	178,030
Deferred income taxes	18,510	18,510
Prepaid expenses and other current assets	10,150	10,620
Total current assets	460,240	431,690
Property and equipment, net	180,100	159,210
Goodwill	269,260	215,360
Other intangibles, net	208,910	155,670
Other assets	26,780	24,610
Total assets	$1,145,290	$986,540
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$17,950	$7,290
Accounts payable	148,890	146,930
Accrued liabilities	79,480	70,140
Total current liabilities	246,320	224,360
Long-term debt	412,040	462,610
Deferred income taxes	66,340	64,780
Other long-term liabilities	78,780	61,000
Total liabilities	803,480	812,750
Redeemable noncontrolling interests	26,370	—
Total shareholders' equity	315,440	173,790
Total liabilities and shareholders' equity	$1,145,290	$986,540

TriMas Corporation
Consolidated Statement of Operations
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net sales	$335,870	$277,660	$971,870	$824,310
Cost of sales	(245,730)	(195,720)	(706,930)	(582,260)
Gross profit	90,140	81,940	264,940	242,050
Selling, general and administrative expenses	(53,550)	(46,170)	(156,730)	(137,180)
Net gain on dispositions of property and equipment	10	20	330	50
Operating profit	36,600	35,790	108,540	104,920
Other expense, net:
Interest expense	(9,450)	(10,730)	(30,420)	(34,370)
Debt extinguishment costs	—	—	(6,560)	(3,970)
Other income (expense), net	140	540	(2,410)	(1,170)
Other expense, net	(9,310)	(10,190)	(39,390)	(39,510)
Income from continuing operations before income tax expense	27,290	25,600	69,150	65,410
Income tax expense	(7,330)	(8,620)	(19,770)	(21,730)
Income from continuing operations	19,960	16,980	49,380	43,680
Income from discontinued operations, net of income tax expense	—	1,290	—	3,430
Net income	19,960	18,270	49,380	47,110
Less: Net income attributable to noncontrolling interests	1,290	—	1,560	—
Net income attributable to TriMas Corporation	$18,670	$18,270	$47,820	$47,110
Basic earnings per share attributable to TriMas Corporation:
Continuing operations	$0.48	$0.49	$1.29	$1.28
Discontinued operations	—	0.04	—	0.10
Net income per share	$0.48	$0.53	$1.29	$1.38
Weighted average common shares—basic	39,045,282	34,417,879	36,994,192	34,182,592
Diluted earnings per share attributable to TriMas Corporation:
Continuing operations	$0.47	$0.49	$1.28	$1.26
Discontinued operations	—	0.03	—	0.10
Net income per share	$0.47	$0.52	$1.28	$1.36
Weighted average common shares—diluted	39,508,503	34,901,277	37,379,292	34,736,307

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Nine months ended September 30,
	2012	2011
Cash Flows from Operating Activities:
Net income	$49,380	$47,110
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Gain on dispositions of property and equipment	(330)	(30)
Depreciation	18,990	19,160
Amortization of intangible assets	14,460	10,780
Amortization of debt issue costs	2,240	2,230
Deferred income taxes	(3,480)	14,420
Debt extinguishment costs	6,560	3,970
Non-cash compensation expense	6,640	2,580
Excess tax benefits from stock based compensation	(2,310)	(3,840)
Increase in receivables	(38,750)	(39,080)
Increase in inventories	(31,440)	(13,500)
Increase in prepaid expenses and other assets	(600)	(2,320)
Decrease in accounts payable and accrued liabilities	(6,130)	(4,750)
Other, net	170	(1,180)
Net cash provided by operating activities, net of acquisition impact	15,400	35,550
Cash Flows from Investing Activities:
Capital expenditures	(36,440)	(23,520)
Acquisition of businesses, net of cash acquired	(84,600)	(28,620)
Net proceeds from disposition of assets	2,950	2,240
Net cash used for investing activities	(118,090)	(49,900)
Cash Flows from Financing Activities:
Proceeds from sale of common stock in connection with the Company's equity offering, net of issuance costs	79,040	—
Proceeds from borrowings on term loan facilities	140,370	226,520
Repayments of borrowings on term loan facilities	(130,850)	(250,170)
Proceeds from borrowings on revolving credit facilities and accounts receivable facility	555,300	551,900
Repayments of borrowings on revolving credit facilities and accounts receivable facility	(555,300)	(547,020)
Repurchase of 9¾% senior secured notes	(50,000)	—
Senior secured notes redemption premium and debt financing fees	(4,880)	(6,680)
Distributions to noncontrolling interests	(820)	—
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(990)	(830)
Proceeds from exercise of stock options	5,680	960
Excess tax benefits from stock based compensation	2,310	3,840
Net cash provided by (used for) financing activities	39,860	(21,480)
Cash and Cash Equivalents:
Decrease for the period	(62,830)	(35,830)
At beginning of period	88,920	46,370
At end of period	$26,090	$10,540
Supplemental disclosure of cash flow information:
Cash paid for interest	$20,990	$25,350
Cash paid for taxes	$23,000	$12,140

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Packaging
Net sales	$77,240	$46,090	$202,250	$137,890
Operating profit	$18,240	$10,240	$44,700	$37,140

Energy
Net sales	$45,460	$42,690	$143,220	$125,810
Operating profit	$3,780	$4,560	$14,520	$14,920

Aerospace & Defense
Net sales	$20,810	$20,330	$58,000	$60,160
Operating profit	$6,030	$5,420	$15,710	$14,000

Engineered Components
Net sales	$51,880	$46,010	$154,180	$126,870
Operating profit	$6,310	$7,730	$22,620	$19,010

Cequent Asia Pacific
Net sales	$37,480	$26,020	$94,230	$67,390
Operating profit	$3,950	$5,250	$9,000	$9,720
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$600	$—	$2,880	$—
Excluding Special Items, operating profit would have been	$4,550	$5,250	$11,880	$9,720

Cequent Americas
Net sales	$103,000	$96,520	$319,990	$306,190
Operating profit	$8,430	$9,580	$28,090	$30,630
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$1,500	$—	$3,840	$—
Excluding Special Items, operating profit would have been	$9,930	$9,580	$31,930	$30,630

Corporate Expenses
Operating loss	$(10,140)	$(6,990)	$(26,100)	$(20,500)

Total Company
Net sales	$335,870	$277,660	$971,870	$824,310
Operating profit	$36,600	$35,790	$108,540	$104,920
Total Special Items to consider in evaluating operating profit:	$2,100	$—	$6,720	$—
Excluding Special Items, operating profit would have been	$38,700	$35,790	$115,260	$104,920

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Income from continuing operations, as reported	$19,960	$16,980	$49,380	$43,680
Less: Net income attributable to noncontrolling interests	1,290	—	1,560	—
Income from continuing operations attributable to TriMas Corporation	18,670	16,980	47,820	43,680
After-tax impact of Special Items to consider in evaluating quality of income from continuing operations:
Severance and business restructuring costs	1,420	—	4,520	—
Debt extinguishment costs	—	—	4,400	2,460
Excluding Special Items, income from continuing operations attributable to TriMas Corporation would have been	$20,090	$16,980	$56,740	$46,140

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Diluted earnings per share from continuing operations attributable to TriMas Corporation, as reported	$0.47	$0.49	$1.28	$1.26
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Severance and business restructuring costs	0.04	—	0.12	—
Debt extinguishment costs	—	—	0.12	0.07
Excluding Special Items, EPS from continuing operations would have been	$0.51	$0.49	$1.52	$1.33
Weighted-average shares outstanding for the three and nine months ended September 30, 2012 and 2011	39,508,503	34,901,277	37,379,292	34,736,307

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Operating profit from continuing operations, as reported	$36,600	$35,790	$108,540	$104,920
Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	2,100	—	6,720	—
Excluding Special Items, operating profit from continuing operations would have been	$38,700	$35,790	$115,260	$104,920